Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Iterum Therapeutics plc (formerly Iterum Therapeutics Limited):

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Iterum Therapeutics plc of our report dated March 9, 2018, except as for the effects of the Reverse Share Split discussed in Note 12 to the consolidated financial statements, as to which the date is May 16, 2018, with respect to the consolidated balance sheets of Iterum Therapeutics plc as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in convertible preferred shares and shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively, “the consolidated financial statements”), which report appears in Iterum Therapeutics plc’s prospectus dated May 25, 2018 filed pursuant to Rule 424(b) under the Securities Act of 1933 relating to Registration Statement on Form S-1 (File No. 333-224582).

/s/ KPMG

Dublin, Ireland

May 25, 2018